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                                                                      Exhibit 99


           VALUE CITY DEPARTMENT STORES, INC. APPOINTS STUART GLASSER
                                TO HEAD SOFTLINES


COLUMBUS, Ohio, September 24/PRNewswire-FirstCall/ -- Value City Department Stores (NYSE: VCD) today announced the appointment of Stuart Glasser to head the softlines merchandising operations of its department stores. Glasser will succeed Ray Blanton who resigned from the Company to pursue other interests.

From February 2001 to May 2002, Mr. Glasser held the positions of President and Chief Operating Officer of Casual Male Corp. and was President and Chief Executive Officer Casual Male, Inc. from September 1997 until February 2001. Mr. Glasser also served as a member of the Board of Directors of Casual Male Corp. from June 1998 until February 2001 and as Senior Executive Vice President of the Casual Male Corp. From January 1991 until September 1997, Mr. Glasser was an Executive Vice President and General Merchandise Manager of men's, boy's, children's and cosmetics for Bloomingdales, a division of Federated Department Stores, Inc. Prior to 1991, he served as President and Chief Executive of the department store division of Elder-Beerman Stores Corp. and prior to that he served as an Executive Vice President of Lord & Taylor. Mr. Glasser has also served as a member of the Board of Directors of Allou Health & Beauty Care, Inc., a distributor of nationally advertised health and beauty aid products, pharmaceuticals, fragrances, cosmetics and non-perishable foods. Most recently he has acted as a consultant to the retail industry.

"We are excited that Stu will be directing our department store softlines operations," said John Rossler, President and CEO. "Stu provides an intensity in apparel merchandising and experience along with the integral market contacts so critical to our success", Rossler concluded. Value City Department Stores, Inc. is a leading off-price retailer currently operating 116 full-line department stores in the Midwest, mid-Atlantic and southeastern U.S., 20 Filene's Basement Stores and 118 better-branded DSW Shoe Warehouse Stores in major metropolitan areas throughout the country.

Note: Statements in this press release that are not strictly historical are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, which may cause the Company's actual results in the future to differ materially from expected results. These risks include risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. These risks could cause the Company's actual results for 2002 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of the Company. The Company cautions that members of management may make certain forward-looking statements based upon the Company's current expectations or beliefs. We caution investors that our actual results may differ materially from our current expectations and beliefs based on the risk factors described in the reports we file with the SEC.


SOURCE: Value City Department Stores, Inc.


Contact: Jim McGrady, Chief Financial Officer - (614) 478-2300